LIBERTY STAR URANIUM & METALS CORP.

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844-9321
http://www.LibertyStarUranium.com/

February 11, 2008	OTCBB: LBSU
NR 66	Frankfurt: LBV

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR COMPLETES REGIONAL GEOCHEM ANALYSIS AND INTERPRETATION OF NORTH PIPES TARGETS

Tucson, Arizona—February 11, 2008—Liberty Star Uranium & Metals Corp. (the "Company"), (OTCBB symbol: LBSU) is pleased to announce it has received all assays from the Company’s geochemical survey conducted in the summer and fall of 2007. This survey sampled all breccia pipe targets (Pipes) belonging to the Company on the Arizona Strip – the North Pipes Super Project. In all, approximately 14,000 samples were collected and assayed for 63 elements (see News Release 59). This survey allowed the company to explore and evaluate the entire land position in a cost effective manner. Preliminary analysis and interpretation of these assay results has also been completed.

A geochemical Summit Meeting was held in Tucson with Company geologists and Technical Advisory Board members on January 23 through 25. Geochemical analyses developed by members of the Company and technical board over the past 15 years were the basis for a rigorous and methodical interpretation of the complex geochemical data. Several geochemical signatures over known and suspected mineralized Pipes (held by others) were identified. These signatures were then compared to signatures in the Company’s target areas. Numerous target areas display favorable signatures. These areas warrant additional work (mapping and drilling) and may contain viable economic resources.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe, President/Director

About the Liberty Star North Pipes Super Project

The breccia pipes are part of the large uranium bearing breccia pipe terrain, which occurs on the Arizona Strip lying just south of the Utah border.  Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area.  The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States.  Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton.  In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals.  Past producers have recovered copper, silver and vanadium as by-products of uranium mining.  Liberty Star Uranium & Metals holds about 300 pipe targets, approximately 40% the currently identified total.  Approximately 22 other companies hold a portion of the other 60%.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include that we will drill test those geochemical anomalies to determine whether our Pipes also contain mineral bodies that may be developed into ore bodies.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release.  Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; we may not agree with our joint venture partners on aspects of our intended exploration; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from drilling; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties.  Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Liberty Star Uranium & Metals	AGORACOM.COM The Small Cap Epicenter
Investor Relations	http://www.agoracom.com/ir/libertystar
Tracy Myers 520-731-8786	lbsu@agoracom.com
mailto:info@libertystaruranium.com